Exhibit 99.2

DE 05-178

UNITIL ENERGY SYSTEMS, INC.

Petition for Base Rate Increase

Order On Settlement Agreement

ORDER NO. 24,677

October 6, 2006

APPEARANCES: Scott Mueller, Esq., LeBoeuf, Lamb, Greene & MacRae, for Unitil Energy Systems, Inc.; Kenneth E. Traum of the New Hampshire Office of Consumer Advocate, on behalf of New Hampshire ratepayers; and Edward N. Damon, Esq. for the Staff of the New Hampshire Public Utilities Commission.

I. PROCEDURAL HISTORY

On November 4, 2005, Unitil Energy Systems, Inc. (UES or the Company) filed with the New Hampshire Public Utilities Commission (Commission) a petition for authorization to 1) implement new permanent rates for electric distribution service beginning December 4, 2005; 2) replace UES’s current tariff with its proposed revised tariff; 3) implement an annual Pension Adjustment Charge (PAC) for recovery of UES’s pension and post-retirement benefits other than pension (PBOP) costs; 4) implement a step adjustment for certain future rate base additions; and 5) implement temporary rates beginning December 4, 2005 for distribution service at current rate levels, together with extensive supporting testimony and materials. On November 17, 2005, the Office of Consumer Advocate (OCA) notified the Commission of its participation in the docket on behalf of residential ratepayers consistent with RSA 363:28. In Order No. 24,553 (December 2, 2005), the Commission suspended the proposed tariff and scheduled a Prehearing Conference for December 20, 2005.

The Commission issued Order No. 24,572 (December 30, 2005), approving a procedural schedule and granting with limitations a request to intervene filed by Public Service Company of New Hampshire. Between February 1, 2006 and July 31, 2006, UES filed eight motions for protective order regarding certain of its discovery responses, one of which was withdrawn by letter dated March 10, 2006. On February 3, 2006, the Commission issued Order No. 24,585, approving temporary rates at current rate levels beginning on January 1, 2006.

On June 9, 2006, the Commission Staff (Staff) filed with the Commission the testimony of four Staff witnesses and OCA also filed testimony. On July 28, UES filed with the Commission rebuttal testimony of eleven witnesses.

On August 16, 2006, Staff filed, on behalf of itself, UES and OCA, a letter with the Commission requesting a delay in the procedural schedule to allow the filing of a settlement agreement by August 23, 2006. On August 18, 2006, the Commission issued a secretarial letter granting the requested delay and scheduling the hearing on the settlement agreement (Settlement Agreement) to commence on August 30, 2006. On August 24, 2006, Staff filed the Settlement Agreement with the Commission and the hearing was held on August 30, 2006.

During the course of the proceedings, the Commission received several consumer comments expressing opposition and/or concern about the rate increase requested by UES.

On September 15, 2006, UES filed information related to implementation of the temporary rate case surcharge, proposing a surcharge of $0.00226 per kilowatt-hour (kWh). On October 2, 2006, UES filed with the Commission its first step adjustment filing under the Settlement Agreement.

II. SUMMARY OF SETTLEMENT AGREEMENT

Set forth below are the substantive provisions as stated in the Settlement Agreement:

ARTICLE II.

REVENUE DEFICIENCY

2.1. The Parties and Staff agree that a permanent increase of $2,266,966 over current revenues will result in rates that are just and reasonable.

2.1.1. Stipulated Cost of Capital: UES’s revenue requirement is calculated with an overall rate of return of 8.70 percent, including a return on common equity of 9.67 percent applied to UES’s pro forma test year capital structure (Attachment A, Schedule 6).

2.1.2. Stipulated Rate Base: The overall rate of return shall be applied to the pro forma rate base of $96,046,267, as calculated in Attachment A, Schedule RevReq-5 for the test year ending June 30, 2005.

2.1.3. Pension/PBOP: In its initial filing, the Company proposed to collect its pension and PBOP costs through an annually reconciling adjustment mechanism. The Company hereby withdraws that request. Accordingly, the Parties and Staff agree to provide for the recovery of pension and PBOP expenses in permanent base distribution rates. As provided in the revenue requirement schedules included as Attachment A to this settlement, the amount of $2,097,622 is included as pension and PBOP expense, the amount of $112,018 is included as test year PBOP amortization and the amount of $282,064 is included as additional amortization expense.

2.1.4. Depreciation: The Parties and Staff agree the UES revenue requirements calculation shall include a pro forma depreciation expense of $5,525,236, which reflects an overall net salvage rate of negative 25.28 percent and an overall plant average service life of 33.87 years. UES agrees to adopt the depreciation accrual rates by plant account shown on Attachment A, Schedule RevReq 3-15, as of the end of the test year.

2.1.4.1 In addition, these settlement depreciation accrual rates reflect (a) continuation of UES’s current practice of accounting for retirements by vintage year; (b) UES’s commitment to account for net salvage by plant account rather than by Distribution and General Plant Segments by no later than December 31, 2007; and (c) UES’s commitment to update its Depreciation Study within 5-8 years.

2.1.5. Other Operations & Maintenance Expenses: In addition, the Parties and Staff agree that UES’s revenue requirement calculation shall include a pro forma reduction of $282,064 to Other Operations and Maintenance expense. In the event that UES files a new permanent base distribution rate request that results in rates that take effect prior to January 1, 2012, UES agrees to include this pro forma reduction to Other Operations and Maintenance expense of $282,064 in the calculation of UES’s revenue requirements.

ARTICLE III.

STEP ADJUSTMENT

3.1. Step Adiustment. The Parties and Staff agree that it is reasonable to authorize UES to implement a two-part step adjustment to base rates to recover prudently incurred costs related to certain large non-revenue producing capital additions placed in service or, in the case of the Broken Ground Land Acquisition, for which the transaction will be completed, by January 1, 2007. The Parties and Staff agree that UES will be permitted to file for, and implement, an increase to its base distribution rates to reflect costs related to capital expenditures for the following four projects: (1) Penacook Substation 34.5 kV Line Terminal (“Penacook Substation”); (2) 3342 and 3353 Line Reconductoring Project (“Line Reconductoring”); (3) Hampton Relocation Project; and (4) Broken Ground (referred to in UES’s initial filing as “Hollis Station”) Land Acquisition. In its petition for a step increase, UES agrees to reflect the associated decrease in depreciation expense associated with plant retirements related to these four projects.

3.2. Implementation of Step Adjustment Part 1. UES shall file by October 2, 2006, a final calculation of the step adjustment revenue amount based on actual costs for the Penacook Substation, Line Reconductoring and Hampton Relocation projects, along with all supporting data and information, for review by Staff and the OCA, and review and approval by the Commission for effect November 1, 2006. The Parties and Staff further agree that UES shall propose equal percentage rate impacts for all customer classes as part of its proposed step adjustment.

3.3. Implementation of Step Adjustment Part 2. UES shall file by February 1, 2007, a final calculation of the step adjustment revenue amount based on actual costs of the Broken Ground Land Acquisition, along with all supporting data and information, for review by Staff and the OCA, and review and approval by the Commission for effect May 1, 2007. The Parties and Staff further agree that UES shall propose equal percentage rate impacts for all customer classes as part of its proposed step adjustment.

ARTICLE IV.

RATE DESIGN

4.1. The Parties and Staff agree that UES’s rate design set forth in the Company’s initial filing as modified by this Article is appropriate and should be approved.

4.1.1. Class Revenue Requirement: The Parties and Staff agree to cap the revenue increase to the Residential and Outside Lighting rate classes at 125 percent of the overall average distribution increase, or 9.06 percent. The revenues for the Small Commercial and Industrial and Large Commercial and Industrial rate classes will increase by 6.52 percent and 3.17 percent, respectively.

4.1.2. Residential Rate Design, Schedule D: The Parties and Staff agree that bill increases to low use (up to 250 kWh per month) residential customers shall be capped at 140 percent of the overall average increase to the residential class, or 12.7 percent. The size of the initial block will be maintained at 250 kWh [per month] and the initial block rate will be $0.005 per kWh lower than the tail block rate. The customer charge for the residential class shall be increased to $8.40.

4.1.3. G2 kWh Rate: The Company shall continue the G2 kWh rate schedule, with an increase in the customer charge to $8.40. Customers currently served under this schedule will have the option to switch to the G2 demand rate after UES’s Automated Metering Initiative is implemented.

4.1.4. G1 Customer Charge: The Parties and Staff agree that for the G1 class there shall be separate customer charges based upon the marginal costs to provide metering at primary and secondary voltages.

4.1.5. All Other Rates: The Parties and Staff agree the rate designs for all other rate classes shall be designed using the customer charge proposed by UES and adjusting the energy and demand charges in order to achieve the class’s targeted revenue requirements in accordance with section 4.1.1.

ARTICLE V.

EFFECTIVE DATE OF PERMANENT RATES

5.1. The Parties and Staff agree that the permanent rates take effect for service rendered as of January 1, 2006.

ARTICLE VI.

RECONCILIATION AND SURCHARGE

6.1. The Parties and Staff agree that, consistent with RSA 378:29, revenues collected pursuant to UES’s authorized temporary rates must be reconciled for the period in effect with the permanent rate level established by the Commission. The difference between the temporary rates which were set at present rate levels and permanent rates shall be recovered via a surcharge over a twelve month period. The Parties and Staff also agree that this surcharge shall provide for the recovery of prudently incurred rate case expenses. UES shall file by September 15, 2006, a calculation for the surcharge to be collected in rates beginning November 1, 2006. The calculation of the surcharge shall include final accounting of the approved rate case expenses and the amount of the difference between temporary rates and permanent rates reflecting actual billing data (January through July 2006) and estimated billing data (August through October 2006). The surcharge shall be subject to reconciliation.

6.2. On or before September 1, 2007, UES shall file with the Commission, for its review and approval, a reconciliation of the surcharge. The reconciliation shall include the final calculation of the difference between temporary rates and permanent rates being collected through the surcharge and a recommendation for treatment of any under- or over-recovered balances projected to remain at the end of the surcharge.

6.3. In accordance with the Settlement Agreement in Docket DE 05-064, supply-related working capital and UES’s internal administrative costs related to supply service have been removed from distribution rates and will be recovered through Default Service rates. The Parties and the Staff agree that these costs for the period of temporary rates (January 1, 2006 through October 31, 2006) shall be reconciled and recovered in Default Service rates effective November 1, 2006.

III. POSITIONS OF THE PARTIES AND STAFF

A. UES

UES stated it was seeking a base rate increase to account for significant investment in its utility plant and increased operating expenses since its last base rate filing, based on a 2001 test year. UES noted that it had failed to earn its authorized rate of return in both 2004 and 2005 despite efforts to mitigate the revenue shortfall through productivity and cost management efforts. UES stated that a significant part of its filing proposed several ratemaking mechanisms to address attrition.1

UES contends that the Settlement Agreement provides a just and reasonable resolution of the issues in this proceeding. In UES’s view, certain step adjustments for non-revenue producing rate base investment made after the test year, and the determination of test year non-revenue

[1]	In its pre-filed direct testimony, UES defined attrition generally as the “failure of a utility to have a reasonable opportunity to earn its authorized rate of return as the result of some fundamental or systematic set of underlying circumstances.” Robert C. Yardley, Jr. testimony at 26, lines 22-24. UES then identified three kinds of attrition, rate base, expense, and capital cost attrition, claiming that UES was suffering from the first two kinds and may experience capital cost attrition in the future. For purposes of its testimony, Staff accepted UES’ definition.

producing rate base investment as of the end of the test year,2 address attrition by providing it “with adequate revenues to give it a reasonable opportunity to earn its rate of return and [provide] for just and reasonable rates.” Hearing Transcript (Tr.) of August 30, 2006 at 14 lines 8-11.

UES noted that the Settlement Agreement does not include the reconciling pension and post retirement benefits other than pension (PBOP) attrition mechanism originally requested by the Company; instead, the Settlement Agreement follows the traditional practice of including test year pension and PBOP expense, together with known and measurable pro forma adjustments, in the revenue requirement. According to UES, this will provide the Company with “an adequate recovery of those costs in the context of this rate case.” Tr. at 15 lines 4-6. UES cautioned that there have been recent federal legislative changes and proposals for changing the Financial Accounting Standards Board rules and stated that the pension PBOP issue may recur. See Tr. at 15-17. In addition, UES pointed out that the Settlement Agreement excludes UES’s original request for an inflation adjustment for other operation and maintenance expenses.

UES explained that the agreed-upon revenue increase of $2,266,966 is calculated by multiplying the stipulated rate base of approximately $96 million by the overall cost of capital of 8.7 percent (including a return on equity of 9.67 percent) to arrive at UES’s required income of approximately $8 million. This is compared to the Company’s adjusted net operating income to determine a revenue deficiency before taxes of approximately $1.4 million and taxes are then calculated to determine the revenue increase. UES stated that the estimate of the revenue requirement based on all projects reflected in the step increase is $595,268. Tr. page 23, lines 2-4. UES also stated that its rate case expenses were estimated to be $851,000 and maintained that it had worked hard to keep its rate case costs low.

[2]	The Settlement Agreement retains the traditional method of determining the test year rate base investment driven by customer growth based on test year averages.

UES stated that it performed two cost studies that aided in the determination of class revenue requirements, an allocated cost of service study based on test year accounting costs allocable to each class which the Company had committed to file in its last base rate case, and a marginal cost study based on an estimate of the total cost of providing an additional unit of service. The marginal cost of service study was used to indicate target class revenue requirements for all classes except the outdoor lighting class, for which the allocated cost of service study was used because of the difficulty in quantifying marginal costs. UES stated that the target revenue requirement levels were then adjusted to reflect other rate design goals such as rate continuity. For example, under the Settlement Agreement, the residential and outdoor lighting class distribution revenue increases were capped at 9.06 percent, while the distribution revenue increase for the small commercial and industrial (C & I) class was 6.52 percent and the revenue increase for the large C & I class was 3.17 percent.3

UES noted that the G-2 controlled off-peak water heating class, which has just one customer, is being eliminated. The impact of the November 1, 2006, step adjustment, on all classes is estimated to be approximately 1.5 percent on distribution revenue and the impact of the February 1, 2007 step adjustment on all classes is estimated to be approximately 0.4 percent. According to UES, including both step adjustments and proposed test year amounts to be recovered as default service charges as agreed to in Docket No. DE 05-164, and excluding the temporary rate case surcharge, the impact of the distribution rate changes for UES’s total revenue, taking into account the distribution and other rate components, is approximately 1.8

[3]	These figures are exclusive of the revenue increases resulting from the step adjustments, which will have equal percentage rate impacts for all customer classes, and the recovery of test year amounts for certain administrative costs and working capital amounts included in default service rates.

percent on all classes. See Ex. 13. Excluding both the step adjustments and the temporary rate case surcharge, the Company’s original filing estimated a 2.9 percent increase to total revenues from the rate changes for all rate classes, compared to 1.5 percent under the Settlement Agreement.

B. OCA

The OCA stated that on balance the Settlement Agreement is just and reasonable and in the interests of residential ratepayers but it should not be considered as precedent. The OCA noted that the Settlement Agreement includes an overall revenue increase of approximately $2.3 million with no deferrals, compared to the Company’s initial request of approximately $4.2 million with a $2.5 million deferral. OCA noted that its pre-filed testimony supported an approximate $1.5 million increase with no deferrals.

OCA’s pre-filed testimony contended that all customer classes should receive the same percentage increase; however, the Settlement Agreement provides that no class shall receive more than 125 percent of the average increase. OCA pointed out that under the Settlement Agreement the step adjustments and the temporary rate case surcharge will be assigned to all of the customer classes on an equal basis. The Settlement Agreement retains a lower priced initial usage tier for the Residential class, which the OCA contends will help promote energy conservation.

OCA explained that an issue had arisen regarding whether raw land may properly be included in rate base and was taken into account in the second of the step adjustments. The OCA stated that UES was able to provide it with sufficient information showing that in a prior docket involving Public Service Company of New Hampshire,4 which was decided after the anti-Construction Work in Progress (CWIP) statute, RSA 378:30-a, went into effect, the Commission

[4]	Public Service Company of New Hampshire, 69 NH PUC 67 (1984), Order No. 16,885 in Docket No. 82-333.

had allowed land held for future use to be included in rates under certain circumstances and that the Company’s timetable for using the land for operating purposes had been moved up considerably from the Company’s original timetable, to as early as three years from now.

The OCA pointed out that the Settlement Agreement does not, consistent with its (and Staff’s) pre-filed testimony, include in the revenue requirement an amount to compensate the Company for income taxes on energy efficiency incentive payments nor does it include an amount for certain tree trimming costs which are the subject of a dispute between the Company and Verizon. On the other hand, the OCA stated that the Settlement Agreement provides for the full amount of the Company’s projected pro forma postage increase. In addition, although the OCA had argued for an equal sharing of rate case expenses by shareholders and ratepayers in its pre-filed testimony, the Settlement Agreement allows full recovery of prudently-incurred rate case expenses subject to Commission audit and approval.

C. Staff

Staff stated that the result of the Settlement Agreement is just and reasonable and serves the public interest and should therefore be approved. Staff stated that it did not agree with the Company’s views on the need for or appropriateness of many of the requested attrition mechanisms. Consistent with the Commission’s recognition of step adjustment mechanisms in other dockets, Staff did agree with the concept of a step adjustment for certain specified capital projects. Staff also agreed that the Company was not earning its authorized rate of return. Staff concluded that the Settlement Agreement represents a fair resolution of the issues raised in the case.

Staff also stated that the 9.67 percent return on equity specified in the Settlement Agreement is a fair compromise of the initial positions of the parties, is in line with recent Commission decisions, and in its view, is consistent with current market conditions.

Staff noted that in its pre-filed testimony it proposed maintaining the traditional methodology of recovering pension and PBOP costs in base rates and did not propose a method for recovering the regulatory asset established by UES following a prior docket5 in which it had unsuccessfully sought authorization to defer certain prior cash contributions to the pension plan. Staff pointed out that under the Settlement Agreement UES will collect its test year pension and PBOP costs in base rates and approximately $282,000 will be included in the revenue requirement as additional amortization expense, which will allow UES to avoid a potential write-off of the regulatory asset. At the same time, Staff explained that the additional amortization expense will not represent any additional expense to ratepayers because there will be a corresponding reduction to other operation and maintenance expenses. According to Staff, the result is reasonable and consistent with the Commission’s prior order.

Staff stated that the parties and Staff were able to reach agreement on the two main issues of net salvage accrual rates and amortization of the depreciation reserve imbalance. Staff noted that the depreciation expense included in the revenue requirement pursuant to the Settlement Agreement represents a compromise of the original Company and Staff positions and that it represents a decrease in annual expense from the amount that was recorded in the test year.

Staff testified that the Company’s pre-filed rebuttal testimony included much more detail about the status, plan and timetable of the project included in the second step adjustment, the Broken Ground/Hollis Station land acquisition, and referenced the prior Commission order discussed by the OCA. Based on this information, Staff was willing to accept that the land acquisition was appropriate for inclusion in the step adjustment.

[5]	See Unitil Energy Systems, Inc., Docket No. DE 04-231, Order No. 24,449 (2005).

Staff stated that the calculations in the Company’s marginal cost of service study were generally reasonable and that the results of the study were used to guide the proposals for class target revenues in the Settlement Agreement. More particularly, Staff stated that although the proposed target revenues do not directly match the results of the study, the differences between the class target revenues are reasonably reflective of the differences between class marginal costs.

Staff noted that the Settlement Agreement provides for significantly increased customer charges compared to the demand and energy charges. In Staff’s view, the increases are reasonable because the marginal cost study showed that the existing customer charges for all rate classes are substantially below cost. Staff stated that the increases in the customer and demand charges are appropriately offset with reductions in energy charges. Regarding C&I customers served under the G-2 kWh rate that have low levels of consumption, Staff explained that the Settlement Agreement caps the increase at a level substantially below that which could be supported by cost of service considerations alone. Staff explained that these and other G-2 kWh customers will also have the option under the Settlement Agreement to stay on this rate schedule instead of being transferred to a demand-based rate following the installation of appropriate metering, as proposed by the UES. G-2 kWh customers that opt to switch to the demand-based rate will face a second significant rate increase.

IV. OUTSTANDING MOTIONS

A. February 1, 2006 Motion for Protective Order, re: Staff Data Requests 1-9 and 1-10

UES filed a Motion for Protective Order under RSA 91-A:5, IV requesting confidential treatment of responses to Staff data requests 1-9 and 1-10. The data requests for which confidential treatment is requested sought information concerning a cost/benefit study with respect to UES’s investment in the Automated Metering Investment (AMI) program, including a description of alternatives explored by UES regarding advanced metering technology, details regarding UES’s capital expenditures in the AMI program, and vendor contract negotiations. UES claimed that the information provided in responses to the data requests include pricing information, discounts, and enhancements that contain confidential and competitively sensitive commercial information, and information regarding confidential negotiations with vendors that, if disclosed, could compromise UES’s bargaining position and hinder its ability to achieve the lowest reasonable price to the detriment of UES and its customers. UES relied on RSA 91-A:5, IV, which expressly exempts from public disclosure any records pertaining to confidential, commercial or financial information. UES argued that the commercial and financial interests of itself and its vendors with respect to the information requested in the data requests significantly outweigh the public interest of disclosure.

B. February 1, 2006 Motion for Protective Order, re: Staff Data Request 1-96

UES requested confidential treatment of response to Staff data request 1-96, which sought a complete working model of the accounting cost of service in electronic format. UES stated that the material requested was provided by Management Applications Consulting, Inc. (MAC) as part of UES’s supporting testimony. UES claimed that the software contained in the compact disc is the sole and exclusive property of MAC and consists of confidential trade secrets. UES maintained that MAC represented to UES that the public disclosure of its software could cause harm to MAC by giving competitors the opportunity to use methodologies and processes developed by MAC for their own financial gain. UES asserted that it had a long-standing working relationship with MAC and has made a commitment to MAC to make every effort to protect the confidentiality of its proprietary information during this proceeding. UES reasoned that RSA 91-A:5, IV expressly exempts from public disclosure any records pertaining to confidential, commercial or financial information. UES argued that the commercial and financial interests of itself and its vendor with respect to the information requested in Staff data request 1-96 significantly outweigh the public interest of disclosure.

C. February 1, 2006 Motion for Protective Order, re: Staff Data Requests 1-113 and 1-131

UES requested confidential treatment of responses to Staff data requests 1-113 and 1-131. Data request 1-113 sought detailed descriptions of UES’s distribution system, including the location of particular points on the system, the identities and locations of substations, and a description of the extent to which the distribution system is integrated or interconnected. Data request 1-131 requested background information regarding the drivers of investment in distribution system capacity. UES stated that the information requested should be kept confidential for security reasons and to protect the public safety and the reliability of the distribution system. UES claimed that both the narrative portion and tables provided in response to data requests 1-113 and 1-131 divulge the location of key components of UES’s distribution system. UES asserted that the information should be kept confidential because it provides specific details concerning UES’s energy infrastructure and discloses detailed information as to how the distribution system is designed and configured, revealing key components and their locations. UES stated that the responses also disclose critical information regarding the current configuration of UES’s distribution system, as well as planning information as to how the system may be configured in the near future. UES reasoned that RSA 91-A:5, IV expressly exempts from public disclosure any records pertaining to confidential, commercial or financial information. UES argued that the State’s and public’s interests in protecting the safety and reliability of the transmission and distribution systems significantly outweigh the public interest of disclosure.

D. February 14, 2006 Motion for Protective Order

UES requested confidential treatment of responses to OCA data request 46 which sought information regarding UES’s plans to build a substation on the Hollis substation land. UES stated in its motion that the information requested should be kept confidential because it provides specific details concerning UES’s negotiations for the purchase of the substation, which negotiations were on-going and not yet final at the time of the request for confidential treatment. UES claimed that disclosure of UES’s plans to purchase the substation could have a negative impact on its negotiating position and ultimately prevent UES from securing the most favorable purchase price for the property. UES reasoned that RSA 91-A:5, IV expressly exempts from public disclosure any records pertaining to confidential, commercial or financial information. UES argued that its commercial and financial interests with respect to the information requested in OCA data request 46 significantly outweigh the public interest of disclosure.

E. March 7, 2006 Motion for Protective Order

UES requested confidential treatment of responses to Staff data requests 2-3 and 2-4, which sought detailed information regarding UES’s commercial and industrial customers, including the name, location, and billing history for each such customer. UES stated that the information requested should be kept confidential to protect the competitive positions of its customers in the marketplace, and should not be disclosed without the consent of each respective customer. UES reasoned that RSA 91-A:5, IV expressly exempts from public disclosure any records pertaining to confidential, commercial or financial information. UES also relied on the Commission’s Competitive Electric Power Supplier Rules, N.H. Code Admin. Rules Puc 2004.08, which require that customer-specific information be preserved by electric suppliers. UES argued that the potential harm to its commercial and industrial customers significantly outweigh the public interest of full disclosure.

F. March 8, 2006 Motion for Protective Order

UES requested confidential treatment of its response to Staff data request 2-86, which sought information pertaining to UES’s sales, revenues, and expense forecasts. UES stated that the information requested should be kept confidential because it contains detailed information about the projected future performance of the company that if released may affect financial markets by influencing potential investors who would not otherwise have access to the information and could be detrimental to the company. UES reasoned that RSA 91-A:5, IV expressly exempts from public disclosure any records pertaining to confidential, commercial or financial information. UES argued that keeping confidential the information contained in its response to Staff data request 2-86 significantly outweighs the public interest of disclosure.

G. July 31, 2006 Motion for Protective Order

UES requested confidential treatment of portions of the rebuttal testimony of its witness, Justin C. Eisfeller, which contained information regarding the purchase of the Hollis substation land. UES stated that certain pages and schedules should be kept confidential because they contain specific details concerning UES’s negotiations, which were on-going, for the purchase of the substation. In addition, UES claimed that the information for which confidential treatment is requested contains details regarding the location of particular points on the system, the identities and locations of substations, and a description of the extent to which the distribution system is integrated or interconnected. UES maintained that the information should be kept confidential for security reasons and to protect the public safety and reliability of the distribution system. According to UES, the information divulges the location of key components of UES’s distribution system and the information should be kept confidential because it provides specific details concerning UES’s energy infrastructure and discloses detailed information as to how the distribution system is designed and configured, revealing key components and their locations. UES reasoned that RSA 91-A:5, IV expressly exempts from public disclosure any records pertaining to confidential, commercial or financial information. UES argued that the State’s and the public’s interests in protecting the safety and reliability of the transmission and distribution systems significantly outweigh the public interest of disclosure.

V. COMMISSION ANALYSIS

A. Merits

N.H. Code Admin. Rules Puc 203.22 (b) provides that the Commission shall approve disposition of any contested case by settlement “if it determines that the result is just and reasonable and serves the public interest.” See also RSA 541-A:31, V(a). In general, the Commission encourages parties to attempt to reach a settlement of issues through negotiation and compromise “as it is an opportunity for creative problem-solving, allows the parties to reach a result more in line with their expectations, and is often a more expedient alternative to litigation.” Concord Electric Company, 87 NH PUC 694, 708, Order No. 24,072 (2002), quoting from Concord Electric Company, 87 NH PUC 595, 605, Order No. 24,046 (2002), and orders cited therein. However, even where all parties enter into a settlement agreement, the Commission cannot approve it “without independently determining that the result comports with applicable standards.” Id.

According to UES’s pre-filed direct testimony, the earnings results of UES during the period since the Company’s last base rate case in 2002 have been mixed. The Company stated that it was able to earn its authorized rate of return in 2003 through extraordinary efforts but fell short in 2004 and in the test year ended June 30, 2005. Although Staff’s pre-filed testimony took issue with the Company’s testimony regarding the precise level of the return authorized in the last base rate case, Staff agreed that an increase in UES’s revenue requirement is justified based on test year figures. Staff’s pre-filed testimony indicated a revenue deficiency of $1,137,966, or a 3.5 percent increase in test year operating revenues with no deferrals. OCA’s pre-filed testimony argued for a decrease in the Company’s revenue requirement but also supported the pension/PBOP reconciling mechanism under certain conditions, resulting in a suggested net revenue increase of approximately $1.5 million with no deferrals.

The revenue requirement increase included in the Settlement Agreement is approximately $2.3 million, with no deferrals, as compared to the Company’s initial request of approximately $4.2 million with $2.5 million in deferrals. In percentage terms, the Settlement Agreement provides for an overall revenue increase of approximately 1.5 percent, which is a 7.2 percent increase in distribution revenues, not including the temporary rate case surcharge or step increases.

The approximate percentage impacts on total revenues allocated to the various customer classes range from a 0.8 percent increase for the large C & I class to a 2.4 percent increase for residential customers and a 5.6 percent increase for the outdoor lighting class. The impacts on distribution revenues range from a 6.7 percent increase for the large C & I class to an increase of

11.6 percent increase for the residential class.6 The class revenue increases and rate design changes reflected in the Settlement Agreement were guided by the results of UES’ marginal cost study moderated by considerations of rate continuity and stability. As Staff stated, although the results of the cost studies are not directly reflected in the class target revenues, the differences between the class target revenues are reasonably reflective of the differences between class marginal costs.

Within each rate class, the proposed changes to individual rates and rate components have been supported by the settling parties and Staff as reasonable. We are persuaded on the basis of the record that the shifting of revenue recovery away from volumetric (energy) charges and toward demand and customer charges (as compared to the existing rate structure) is cost justified. We note that the Settlement Agreement continues the practice of pricing service to residential customers using a two-block rate structure, with the first 250 kWh per month being priced below the tail block rate. The difference between the initial and tail blocks, $0.005 per kWh, is less than under existing rates but it should continue to provide some relief to low use customers.

As reflected in the pre-filed testimony, the existence and extent of attrition, and the appropriate remedies for it, were contested issues. In deciding whether to approve the Settlement Agreement, we are not called on to make findings on these issues since the focus of our review is on whether the result of the Settlement Agreement is just and reasonable and serves the public interest.7

[6]	The G-2 controlled off-peak water heating class, consisting of only one customer, would experience a revenue decrease of approximately 30 percent but that class is eliminated pursuant to the Settlement Agreement.
[7]	Although the New Hampshire Supreme Court has not approved a particular definition of attrition, it has observed that the use of an historic test year to fix rates “necessarily imposes on the[C]ommission the obligation to fix a rate of return which will meet the constitutional standards [under the Bluefield Water Works and related cases] not only at the time its order is made but for a reasonable period of time thereafter [emphasis added].” New England Telephone and Telegraph Co. v. State, 113 N.H. 92, 96 (1973); see also Public Service Company of New Hampshire v. State, 102 N.H. 150, 163 (1959); Appeal of Cheshire Bridge Corporation, 126 N.H. 425 (1985); Appeal of Manchester Gas Company, 129 N.H. 800 (1987). The Court noted that RSA 387:7 recognizes this principle in providing that the Commission shall determine and fix a just and reasonable rate “thereafter to be observed” by the utility. Id.

With regard to certain particulars of the Settlement Agreement, we note that the agreed-upon return on equity, 9.67 percent, is in line with recent Commission decisions. See ReVerizon New Hampshire, 80 NH PUC 17 (2004) (setting a return on equity of 9.82%); Re Public Service Company of New Hampshire, PUR Slip Copy 2005 WL 3691934 (N.H.P.U.C.), Order No. 24,552 (setting a return on equity of 9.62% for PSNH’s generation business); Re Granite State Telephone, PUR Slip Copy 2006 WL 1488403 (N.H.P.U.C.), Order No. 24,621 (approving a stipulated return on equity of 9.30%). In addition, we note that the Settlement Agreement provides for the recovery of pension and PBOP expense using test year accrual figures rather than the reconciling mechanism originally requested by UES. Further, the Settlement Agreement does not include an inflation adjustment for other operation and maintenance expenses.

Certain step adjustments for rate base investment made after the end of the test year are permitted and the Commission has allowed similar adjustments in other recent cases. See, Re Northern Utilities, Inc. 87 NH PUC 723, 730-31 (2002); and Re Aquarion Water Company of New Hampshire, Order No. 24,648, DW 05-119 (July 18, 2006). Although the Commission does not customarily use end of test year figures for determining the amount of rate base investment, choosing instead to use test year average figures, the feature of the Settlement Agreement providing for end of test year figures for certain, large, non-revenue producing rate base investments may be characterized as a form of a step adjustment within the test year.

We have independently considered whether, as agreed by the parties and Staff, land held for future use should be included in rate base. All assets in a utility’s rate base must be used and useful. The Commission considers whether plant held for future use should be placed in rate base on a “case-by-case, parcel-by-parcel approach, requiring a utility to ‘demonstrate a definite plan for actual use within a reasonable time.’” Re Public Service Company of New Hampshire, 69 NH PUC 67, 74 (1984) quoting In Re Public Service Co. of New Hampshire, 65 NH PUC 251, 269-71 (1980). UES testified that the Broken Ground land acquisition is a necessary “first step in developing a new transmission interconnection and associated substation for the Capital Area … in order to design for site-specific access and the necessary transmission and distribution equipment.” See Ex. 10, p. 466, lines 9-10 and 14-15. UES also testified that “[s]tudies undertaken this year have accelerated the need for the Broken Ground substation by 3 years, indicating a need for additional capacity sometime between 2009 and 2015.” Id at p. 467, lines 3-5. We find that the Broken Ground land acquisition described in the Settlement Agreement may be included in rate base as part of a step adjustment, subject to review of final costs, in as much as UES has demonstrated a definite plan for the use of the land within a reasonable time.

The depreciation expense included in the proposed revenue requirement reflects an overall net salvage rate of negative 25.28 percent and an overall plant average service life of 33.87 years.8 Staff’s pre-filed testimony confirmed that the average service lives contained in the new depreciation study are slightly longer than those reflected in UES’s existing depreciation accrual rates and stated they were reasonable. Staff recommended an overall net salvage percentage of negative 23.98 percent compared to the existing net salvage percentage of negative 20.89 percent. We find the depreciation accrual rates by plant account included in the Settlement Agreement derived from these overall net salvage rates and plant average service lives to be appropriate. We also note that the Settlement Agreement commits UES to account for net salvage by plant account rather than by distribution and general plant segments by no later than December 31, 2007, update its depreciation study within 5-8 years, and continue its current practice of accounting for retirements by vintage year.

[8]	Annual depreciation expense increases with greater, i.e., more negative, net salvage while longer plant average service lives decrease annual depreciation expense.

The record establishes the need for an increase in UES’ revenue requirement and supports the amount of the increase and the target revenues allocated to the customer classes. We conclude that the increase in the revenue requirement and the class revenue impacts are appropriate and reasonable and we find that the Settlement Agreement produces distribution rates that are just and reasonable. For these reasons, we will approve the Settlement Agreement. Of course, our decision is based on the record before us and does not create a precedent for future cases. We expect to rule on the requested temporary surcharge and the first step adjustment in a supplemental order to be issued in the near future.

B. Outstanding Motions9

The New Hampshire Right-to-Know Law provides each citizen with the right to inspect all public records in the possession of the Commission. See RSA 91-A:4, I. The statute contains an exemption, invoked here, for “confidential, commercial or financial information.” RSA 91-A:5, IV. In most cases, a balancing test weighing the interests for and against confidential treatment is used to determine whether confidential treatment should be granted. See e.g., Union Leader Corporation v. New Hampshire Housing Finance Authority, 142 N.H. 540 (1997). Applying the relevant balancing of the privacy interest involved and the public’s interest in disclosure, the New Hampshire Supreme Court has held that names and addresses of residential customers are entitled to confidential treatment under RSA 91-A:5, IV. See Lamy v. New Hampshire Public Utilities Commission, 152 N.H. 106, 113 (2005). However, names and addresses of business customers are not entitled to confidential treatment. Id. In addition to

[9]	In its motions for protective orders, UES cites as its legal authority RSA 91-A and NH Admin. Rules Puc 204.07. Puc 204.07 was subsequently repealed; the Commission’s current rule on motions for confidential treatment is Puc 203.08, effective June 10, 2006.

RSA 91-A:5, IV, subsection VI of the statute provides that “[r]ecords pertaining to matters relating to the preparation for and the carrying out of all emergency functions, including training to carry out such functions, developed by local or state safety officials that are directly intended to thwart a deliberate act that is intended to result in widespread or severe damage to property or widespread injury or loss of life” are also exempt from disclousre.

We note that no parties have objected to the seven motions for protection. With the exception of UES’s March 6, 2006 motion regarding its commercial and industrial customers, the information for which confidential, protective treatment is sought is similar to information for which the Commission has granted protective treatment in the past. We are persuaded on the basis of the record that the interests of UES and ultimately its ratepayers in non-disclosure outweigh the public’s interest in obtaining access to the information, described in the seven motions, except for UES’s March 7, 2006 motion to the extent it seeks confidential treatment for the names and addresses of UES’s business customers. See, Lamy v. New Hampshire Public Utilities Commission, 152 N.H. 106, 113 (2005). Accordingly we will grant the motions for protective treatment except for the names and addresses of UES’s business customers disclosed in UES’s responses to Staff data requests 2-3 and 2-4 addressed in UES’s March 7, 2006 motion.

Consistent with past practice, the protective treatment provisions of this Order will be subject to the ongoing rights of the Commission, on its own motion or on the motion of Staff, any party, or any other member of the public to reconsider in light of RSA 91-A, should circumstances so warrant.

Based upon the foregoing, it is hereby

ORDERED, that the Settlement Agreement is approved; and it is

FURTHER ORDERED, that the motions for protection are granted in part and denied in part, as set forth herein; and it is

FURTHER ORDERED, that UES shall file a compliance tariff with the Commission on or before October 20, 2006, in accordance with N.H. Admin. Rules Puc 1603.02(b).

By order of the Public Utilities Commission of New Hampshire this sixth day of October, 2006.

/s/ Thomas B. Getz	/s/ Graham J. Morrison	/s/ Clifton C. Below
Thomas B. Getz	Graham J. Morrison	Clifton C. Below
Chairman	Commissioner	Commissioner

Attested by:

/s/ Debra A. Howland
Debra A. Howland
Executive Director & Secretary